Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-240022, No. 333-239191, No. 333-213119, No. 333-190434, No. 333-169467, No. 333-158220, No. 333-144097, No. 333-86550, and No. 333-30736) on Form S-8 and the registration statement (No. 333-182572) on Form S-4 of our reports dated February 11, 2022, with respect to the consolidated financial statements and financial statement Schedule II — Valuation and Qualifying Accounts of DaVita Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
February 11, 2022